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                                                                    EXHIBIT 12.1
                      Visteon Corporation and Subsidiaries
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)



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                                                 First Nine                        For the Year Ended December 31,
                                                   Months      ----------------------------------------------------------------
                                                    2000           1999          1998        1997        1996           1995
                                                 ----------    -----------   -----------  ----------  ----------   ------------
Earnings
  Income before income taxes                     $     585     $    1,172    $    1,116   $     815   $     604    $       370

  Equity in net (income)/loss of affiliates
    plus dividends from affiliates                      (8)           (23)           (9)        (13)        (31)           (17)
  Adjusted fixed charges a/                            158            172           104          98          90            105
                                                 ---------     ----------    ----------   ---------   ---------    -----------
     Earnings                                    $     735     $    1,321    $    1,211   $     900   $     663    $       458
                                                 =========     ==========    ==========   =========   =========    ===========

Fixed Changes
  Interest expense b/                            $     133     $      149    $       86   $      94   $      79    $        79
  Interest portion of rental expense c/                 28             24            17          12           7             33
                                                 ---------     ----------    ----------   ---------   ---------    -----------
     Fixed charges                               $     161     $      173    $      103   $     106   $      86    $       112
                                                 =========    ===========    ==========   =========   =========    ===========

Ratios
  Ratios of earnings to fixed charges                  4.6            7.6          11.8         8.5         7.7            4.1
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a/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period.

b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.

c/ One-third of all rental expense is deemed to be interest.